EXHIBIT 99.2

September 19, 2008

Dear Fellow Stockholder:

It has been a year since Cellular Technical Services Company, Inc. and SafeStitch LLC combined to form SafeStitch Medical, Inc. In that time, we have strengthened SafeStitch’s financial position and infrastructure while continuing to develop exciting and innovative medical devices to provide new and better treatment options for the millions of people suffering from obesity, gastroesophageal reflux disorder (GERD), esophageal diseases and hernias. Our pipeline of product candidates includes three devices that we anticipate will be ready to market by the end of this year, as well as several candidates for which we expect to launch clinical trials in 2009.

PRODUCT DEVELOPMENT

Three Products Anticipated to be Ready to Market by the end of 2008

We expect three of our products - the Standard Bite Block, the AIRWAY BITEBLOCKTM and the SMART DILATORTM - to be fully tested, FDA approved and ready to market by the end of this year. The Standard Bite Block is designed to be harder for the patient to expel from his or her mouth and will be made from softer materials, yet will have superior crush resistance properties as compared to bite blocks now on the market. Bite blocks are used to prevent injury to endoscopes and patient teeth in the approximately 18-20 million upper endoscopies performed worldwide each year.

Our AIRWAY BITEBLOCKTM is the first Bite block specifically designed for the approximately 5 million endoscopies performed on obese patients each year. The SafeStitch AIRWAY BITEBLOCKTM combines the performance of our Standard Bite Block with an oral-pharyngeal airway to help reduce airway problems associated with obesity.

Finally, our SMART DILATORTM will be the first dilator designed to help reduce the incidence of esophageal perforations in the more than 2 million dilations of esophageal strictures performed worldwide each year. Dr. Charles Filipi, our Medical Director, has studied the growing rate of potentially fatal perforations associated with these dilations, and you can find his study (published in Journal of the American College of Surgeons) reprinted on our website, www.SafeStitch.com. The SMART DILATORTM gives visual feedback through its patented force gauge handle, and has a tapered tip, which reduces the number of devices required for a single dilation.

Obesity and GERD Device

Our flagship product is the Intraluminal Gastroplasty Device, which is being designed to perform both obesity and GERD procedures. There are currently 350,000-400,000 obesity procedures and 200,000 to 250,000 GERD procedures performed worldwide each year. We believe that significant expansion in both of these markets could be realized by introducing a safer, simpler outpatient procedure. The SafeStitch gastroplasty device should allow these procedures to be performed on an outpatient basis, reducing surgical and recovery times, adverse events and costs.

September 22, 2008, Page 2

We have successfully lab-tested this device in canine, porcine and primate models, and we plan to continue testing improvements and perfecting the surgical techniques needed to use the device. Based on this primate work and in reviewing our sequencing of procedural steps, it appears that the speed of the procedure may be enhanced by using a variation of our Barrett’s excision device in conjunction with our Gastroplasty device. We will seek to confirm this enhancement in one more round of primate survival tests in late 2008 and plan to begin clinical trials in early 2009. If the trials go according to plan, we expect approval for European and other international sales by late 2010 and FDA approval for US sales in early 2011.

The Amid Hernia Stapler

With the help of UCLA’s Dr. Parviz Amid, a world renowned inguinal hernia surgeon who popularized the Lichtenstein hernia repair, we are developing a new type of stapler and staple for the more than 1.5 million inguinal hernia repairs performed worldwide each year. We anticipate that the Amid stapler will have multiple safety advantages and will make the hernia operation easier, faster and safer, while also allowing the surgeon to close the incision with the same device.

We anticipate clinical evaluations of the Amid stapler in 2009, with the subsequent commercialization beginning in Europe and elsewhere outside the US in late 2009 and in the US in early 2010.

Barrett’s Excision and Strip Mucosal Device

Barrett’s Esophagus is a condition affecting over 1 million people in the U.S. and many more worldwide in which the esophagus changes so that some of its lining is replaced by a type of tissue similar to that normally found in the intestine. GERD is the most common cause of Barrett’s Esophagus, which may lead to esophageal cancer. The Barrett’s Excision and Strip Mucosal Device is designed to excise large pieces of tissue containing the Barrett’s lesion, which can be sent for histology, giving a precise diagnosis. The device is designed to simplify the procedure and allow it to be performed at a substantially lower cost.

We expect clinical trials of this device to begin in late 2009 and commercialization in mid 2011.

Other Products

Natural Orifice Transluminal Endoscopic Surgery, or NOTES, is one of today’s most talked about surgical advances. SafeStitch is uniquely positioned to participate in this potentially revolutionary market through the intellectual property we control for NOTES access platforms, magnetic retractors and devices for closing gastrotomies following NOTES surgery. These intellectual property rights were acquired through our license with Creighton University; however, further development is required and no clinical trials are planned at this time.

The intellectual property for our T-Fastener, which was originally developed by Dr. Filipi working with Ethicon EndoSurgery (J&J) and Creighton University, was also acquired through our license with Creighton. The T-Fastener is a multi-firing device mounted on the tip of an endoscope that can rapidly fire small fasteners to treat upper GI bleeding and close gastrotomies following NOTES surgery. Like the NOTES devices, the T-Fastener needs further development and no clinical trials are currently scheduled.

September 22, 2008, Page 3

Competition

The market for obesity and other gastrointestinal products remains highly competitive and will likely continue to attract new entrants. There are already a large number of products competing for market share, and significant levels of commercial resources are being utilized to promote those products and develop new ones. We expect to differentiate our products on the basis of enhanced safety, effectiveness and efficiency, as well as improved patient outcomes and lower cost.

FINANCIAL AND ORGANIZATIONAL ENHANCEMENTS

Private Offering, Capital Position and American Stock Exchange Application

On May 28, 2008, we completed the private placement of almost 1.9 million shares of our common stock at a price of $2.15 per share. In addition to adding approximately $4.0 million to our cash position, this offering increased the number of shares of our common stock held by non-affiliates from 3.3 million to 4.8 million, or about 26% of our total outstanding shares. We greatly appreciate the support of those persons who participated in this offering, helping to broaden our unaffiliated stockholder base, which has helped us take the first steps toward listing our common stock on the American Stock Exchange (AMEX). The AMEX maintains rigid financial, market capitalization and governance standards for new listings, and we believe that we will be in position to apply for listing once we begin sales of our bite blocks and Smart Dilator, and commence clinical trials of the gastroplasty device and the Amid hernia stapler.

Building a Complete Medical Device Development Company

When Drs. Filipi, Phillip Frost, Jane Hsiao and I started SafeStitch LLC three years ago, all of our product engineering was outsourced, and our operation consisted of an animal lab at Creighton University and a small office staffed by Dr. Filipi, an assistant and an animal technician.

In May of 2007, Dr. Stewart Davis joined us as Chief Operating Officer and spearheaded the effort to bring our research and engineering activities in-house and build a top flight medical device development company. In December 2007, we acquired a machine shop and prototype lab in Miami with full manual and computer numerical control (CNC) machining, lathing and injection molding capabilities. This lab gives us more control over prototype development for quicker, more efficient and cost-effective prototype production, and improved quality and regulatory control. We plan to expand our prototype lab operation in the next six months to include wet lab, assembly lab and small scale manufacturing with a clean room. Dr. Filipi’s four-person research team in Omaha is now supported by a seven-person product engineering and prototype development team in Miami. Our in-house R&D group anticipates that it will continue to augment its work by selectively outsourcing certain activities, but we are excited that we now have the majority of our R&D work under our direct supervision and control.

September 22, 2008, Page 4

Our Miami staff also includes a solid quality control and regulatory compliance function, and we are implementing a quality system, as well as document control and ISO-compliant policies and procedures. New policies and procedures are also being implemented in administration and finance as we enhance our corporate governance, SEC reporting and Sarbanes-Oxley compliance activities under the direction of our new Chief Financial Officer, Adam Jackson, and his accounting team.

We are pleased with the progress we have made in the last year, and we are excited about SafeStitch’s prospects in the arenas we have entered. We appreciate your continued support as we build and expand SafeStitch Medical and look forward to continuing to report to you with our progress and developments as they occur. In the meantime, please visit our website, www.SafeStitch.com for regular updates on our filings, medical articles, and other news and announcements.

Very truly yours,

/s/ Jeffrey Spragens

Jeffrey G. Spragens

President and Chief Executive Officer

This letter contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, and patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.